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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

     BY THIS EMPLOYMENT AGREEMENT ("Agreement") made and entered into as of this 1 day of January, 1996, between P.F. CHANG'S CHINA BISTRO,INC., a Delaware corporation ("Company") and PAUL M. FLEMING ("Executive"), Company and Executive agree as follows:

1.   DEFINITIONS

     For purposes of this Agreement, the following terms shall have the following meanings:

     1.1 "Cause" shall mean a termination of the Executive's employment during the Term which is a result of (i) violation by Executive of any law carrying penalty of imprisonment for more than one (1) year or one thousand dollars ($1,000) in fines, dishonesty, insubordination, gross misconduct, or aiding a competitor, (ii) the Executive's disclosure to third parties of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries in violation of Section 6, or (iii) the Executive's failure to perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by the Executive for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not performed his duties, and which performance is not substantially corrected by the Executive within ten (10) days of receipt of such demand.

     1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

     1.3  "Common Stock" shall mean the common stock of the Company.

     1.4 "Disability" shall mean (i) the Executive's incapacity due to physical or mental illness which causes him to be absent from the full-time performance of his duties with the Company for six (6) consecutive months or for one hundred eighty (180) days or more in any twelve month (12) period, and
(ii) the Executive's failure to return to full-time performance of his duties for the Company within thirty (30) days after written Notice of Termination due to Disability is provided by the Company to the Executive. Any question as to the existence of the Executive's Disability upon which he and the Company cannot agree shall be determined by a qualified independent physician mutually agreed upon by the Executive (or, if the Executive is unable to make such selection, such selection shall be made by any adult member of the Executive's immediate family) and the Company. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement.

     1.5 "Good Reason" shall mean a resignation of the Executive's employment during the Term as a result of any of the following:

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          (a)  A meaningful and detrimental alteration in the Executive's position, his titles, or the nature or status of his responsibilities (including the Executive's reporting responsibilities) from those previously in effect;

          (b) A reduction by the Company in the Executive's annual Base Salary as set forth herein or as the same may be increased from time to time thereafter, except pursuant to a salary reduction program as described in
Section 3.1;

          (c) The failure by the Company to provide any compensation plan to the Executive consistent with similarly situated senior executives of the Company as determined from time to time by the Board of Directors on a nondiscriminatory basis;

          (d) The failure by the Company to provide the Executive with fringe benefits (including, without limitation, life insurance, health, medical, dental, accident and disability plans and programs, and other fringe benefits) consistent with similarly situated senior executives of the Company as determined from time to time by the Board of Directors on a nondiscriminatory basis; or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy previously in effect.

          (e) A material breach by the Company of the provisions of this Agreement;

provided, however, that an event described in the above clauses, shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to the Executive (including full retroactive correction with respect to any monetary matter) within sixty (60) days from the date of the Company's receipt of such written notice from the Executive.

     1.6 "Retirement" shall mean normal retirement at age 65 or in accordance with retirement rules generally applicable to the Company's senior executives.

2.   DUTIES AND TERM

     2.1  Employment.

          (a) The Executive is employed as the Chief Executive Officer of the Company. The Executive shall have such duties and responsibilities as shall be assigned to the Executive from time to time by the Board of Directors of the Company ("Board") in the Executive's capacity as the Chairman of the Board and Chief Executive Officer of the Company and as is consistent with the Bylaws of the Company.

          (b)  The Executive shall serve as a director of the Company.

          (c) During the period of his employment hereunder, the Executive shall devote not less than eighty-five percent (85%) of his normal business time, attention, skill and efforts


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to the faithful performance of his duties hereunder; provided, however, that the
Executive may serve or continue to serve on the board of directors or hold other offices or positions in companies or organizations if they involve no conflict of interest with the interests of the Company and may engage in customary professional activities which in the judgment of the Board will not materially affect the performance by the Executive of his duties hereunder. The Executive has disclosed to the Board all material business ventures in which he is currently involved, Board acknowledges they have no objection to same and, that Executive may in the future have other business investments and participate in other business ventures which may, from time to time, require portions of his time, but shall not interfere with his duties hereunder.

     2.2 Term. The term of this Agreement shall commence on the date first written above and shall continue, unless sooner terminated, until the third anniversary of the date of this Agreement ("Initial Term"). Thereafter, the term of this Agreement shall automatically be extended for successive one (1) year periods ("Renewal Terms") unless either the Board or the Executive gives written notice to the other at least ninety (90) days prior to the end of the Initial Term or any Renewal Term, as the case may be, of its or his intention not to renew the term of this Agreement. The Initial Term and any Renewal Terms of this Agreement shall be collectively referred to as the "Term."

     2.3 Location. During the Term of this Agreement, the Executive shall be based in the principal offices of the Company in Phoenix, Arizona, and shall not be required to be based anywhere other than Phoenix, Arizona except for travel reasonably required in the performance of his duties hereunder and except as may be otherwise agreed to by the Executive.

3. COMPENSATION

     3.1 Base Salary. Subject to the further provisions of this Agreement, the Company shall pay the Executive during the Term of this Agreement a base salary at an annual rate of not less than $150,000 ("Base Salary"). The Base Salary shall not be reviewed at least annually by the Board and the Board may, in its discretion, increase the Base Salary. The Base Salary of the Executive shall not be decreased at any time during the term of this Agreement from the amount of Base Salary then in effect, except in connection with across-the-board salary reductions similarly affecting all senior executives of the Company. Participation in deferred compensation, discretionary bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the Base Salary payable to the Executive under this Section 3.1. The Base Salary under this Section 3.1 shall be payable by the Company to the Executive in installments not less frequently than twice a month.

     3.2 Discretionary Bonuses. Subject to the further provisions of this Agreement, during the Term of this Agreement the Executive shall be entitled to participate in an equitable manner with all other senior executives of the Company in such discretionary bonuses, including, but not limited to, bonuses provided pursuant to any management bonus plan that the Company may adopt (based upon the performance of the participant and the Company), as may be authorized and declared by the Board to the Company's senior executives. Nothing in this section shall be deemed to limit the ability of the Executive to be paid and receive discretionary


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bonuses from the Company, based solely on the Executive's performance, without regard to the payment of discretionary bonuses to any other officers of the Company.

     3.3 Participation in Retirement and Employment Benefit Plans; Fringe Benefits. The Executive shall be entitled to participate in all plans of the Company relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, hospitalization and medical coverage, disability, travel or accident insurance, education or other retirement or employee benefits that the Company has adopted or may adopt for the benefit of its senior executives. Executive shall be entitled to stock options pursuant to a stock option plan to be adopted by the Company to exercise options to purchase up to five percent (5%) of the Company Stock of the Company after issuance of the Series A Convertible Preferred Stock described in that certain Stock Purchase Agreement ("Stock Purchase Agreement") dated as of even date herewith by and among the Company and the Purchasers named therein on a fully diluted basis for an exercise price equal to the purchase price per share of Series A Convertible Preferred Stock paid by the Purchasers named in the Stock Purchase Agreement.

     3.4 Vacations. The Executive shall be entitled, without loss of pay, to be absent voluntarily for four (4) weeks from the performance of his duties and responsibilities under this Agreement. All absences in excess of four (4) weeks shall not count as paid vacation time, unless the Board otherwise determines. The timing of paid vacations shall be scheduled in a manner reasonably acceptable to the Company.

4.   TERMINATION OF EMPLOYMENT

     4.1 Death or Retirement of Executive. This Agreement shall automatically terminate upon the death or Retirement of the Executive.

     4.2 By the Executive. The Executive shall be entitled to terminate this Agreement by giving written notice to the Company:

          (a) at least ninety (90) days prior to the end of the Initial Term or any Renewal Term of this Agreement;

          (b)  for Good Reason; and

          (c)  at any time without Good Reason.

     4.3 By the Company. The Company shall be entitled to terminate this Agreement by giving written notice to the Executive:

          (a) at least ninety (90) days prior to the end of the Initial Term or any Renewal Term of this Agreement;

          (b)  in the event of the Executive's Disability;

          (c)  for Cause; and



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          (d) at any time without Cause.

     4.4 Date of Termination. Any termination of the Executive's employment by the Company or by the Executive during the Term shall be communicated by a notice of termination to the other party hereto ("Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. The date of termination of employment with the Company and its subsidiaries ("Date of Termination") shall be determined as follows: (i) if the Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of duties during such thirty (30) day period), and (ii) if employment is terminated for any other reason, the later of the date specified in the Notice of Termination or five (5) days following the date such notice is received by the Executive.

5. COMPENSATION UPON TERMINATION OF EMPLOYMENT

     5.1 Upon Termination for Death or Disability, by the Company for Cause or by the Executive Without Good Reason. If the Executive's employment is terminated by reason of the Executive's death or Disability, by the Company for Cause or by the Executive without Good Reason, the Company shall:

          (a) pay the executive (or his estate or beneficiaries) any Base Salary which has accrued but which has not been paid as of the termination date ("Accrued Base Salary");

          (b) reimburse the Executive (or his estate or beneficiaries) for expenses incurred by him prior to the date of termination which are subject to reimbursement pursuant to applicable Company policies then in effect ("Accrued Reimbursable Expenses");

          (c) provide to the Executive (or his estate or beneficiaries) any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs ("Accrued Benefits"), together with any benefits required to be paid or provided in the event of the Executive's death or Disability under applicable law;

          (d) pay the Executive (or his estate or beneficiaries) any discretionary bonus with respect to a prior fiscal year which has accrued and been earned but has not been paid ("Accrued Bonus");

          (e) allow the Executive (or his estate or beneficiaries) to exercise all vested, unexercised stock options outstanding at the termination date within sixty (60) days from the Date of Termination, in accordance with the terms of the plans and agreements pursuant to which such options were issued; and
          (f) at the request of the Executive, to the extent permitted by the terms of the policies then in effect, transfer to the Executive all key-man life insurance policies maintained

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by the Company on the Executive to the Executive at the Executive's sole cost and expense ("Right of First Refusal").

     5.2 Upon Termination at Expiration of Term. If the Executive's employment is terminated upon the expiration of the Term of this Agreement, the Company shall:

          (a)  pay the Executive the Accrued Based Salary;

          (b)  pay the Executive the Accrued Reimbursable Expenses;

          (c)  pay the Executive the Accrued Benefits;

          (d)  pay the Executive the Accrued Bonus;

          (e) allow the Executive the right to exercise all vested, unexercised stock options in accordance with Section 5.1(e); and

          (f)  grant the Executive the Right of First Refusal.

     5.3 Upon Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason the Company shall:

          (a)  pay the Executive the Accrued Based Salary;

          (b)  pay the Executive the Accrued Reimbursable Expenses;

          (c)  pay the Executive the Accrued Benefits;

          (d)  pay the Executive the Accrued Bonus;

          (e) pay the Executive his Base Salary, as and when the same would have been paid to the Executive pursuant to Section 3.1 had the termination not occurred, until the expiration of a period equal to the earlier of (i) one (1) year or (ii) the Initial Term;

          (f) pay the Executive on or prior to the thirtieth (30th) day following the Date of Termination a lump sum payment equal to the average of all annual performance bonuses paid to the Executive for the three (3) fiscal years immediately preceding the fiscal year in which the termination occurs (or if less than three (3), the average of the two (2) and if less than two (2), the amount of his single Annual Bonus) ("Lump Sum Bonus Payment");

          (g) maintain in full force and effect, for the continued benefit of the Executive and his eligible beneficiaries, until the first to occur of (i) his attainment of comparable benefits upon alternative employment or (ii) twelve
(12) months following the termination date, the employee benefits pursuant to Company-sponsored benefit plans, programs or other arrangements in which the Executive was entitled to participate immediately prior to such


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termination, but only to the extent that the Executive's continued participation is permitted under the general terms and provisions of such plans, programs and arrangements;

     (h) allow the Executive the right to exercise in full all unvested stock options granted to him in accordance with the terms of the Stock Option Plan (except the vesting terms with respect to the accelerated options) referred to in the Letter of Intent dated October 10, 1995, as amended among Catterton Partners Corporation, Oak Investment Partners and Paul M. Fleming; and

     (i)  grant the Executive the Right of First Refusal.

6.   RESTRICTIVE COVENANTS

     6.1  Confidentiality.

          (a) The Executive shall keep all trade secrets and/or proprietary information ("Confidential Information") of the Company in strict confidence and shall not disclose any Confidential Information to any other person, firm, association, partnership, corporation or other entity for any reason except as such disclosure may be required in connection with his employment hereunder. The Executive shall not use any Confidential Information for any purpose except on behalf of the Company.

          (b) For purposes of this Agreement, "Confidential Information" shall mean any information, concept or idea relating to (i) historical and projected financial information of the Company and Company Affiliates, (ii) the development of Chinese food menus by the Company and Company Affiliates, (iii) the preparation and execution of Chinese food and the operation of the kitchens with respect thereto by the Company and Company Affiliates, and (iv) any other concept or idea related to the preparation and sale of Chinese food products, which is not generally known in the restaurant industry and that the Company considers confidential, and/or that gives the Company a competitive advantage. If the Executive is unsure whether certain information or material is Confidential Information, the Executive shall treat that information or material as confidential unless the Executive is informed by the Company, in writing, to the contrary. "Confidential Information" shall not include any information which: (x) is or becomes publicly available through no act or failure of the Executive; (y) was or is rightfully learned by the Executive from a source other than the Company before being received from the Company; or (z) becomes independently available to the Executive as matter of right from a third party. If only a portion of the Confidential Information is or becomes publicly available, then only that portion shall not be Confidential Information hereunder.

          (c) Upon termination of his employment with the Company, for whatever reason, the Executive will surrender to the Company all of the property, customer lists, notes, manuals, reports, documents and other things in the Executive's possession, including copies or computerized records thereof, which relate directly or indirectly to Confidential Information.


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     6.2 Competition.

         (a) During his employment with the Company and for a period of two (2) years following the date of termination of his employment hereunder ("Non-Competition Period"), for any reason (whether such termination shall be voluntary or involuntary), the Executive shall not:

             (i) except as a holder of not more than 3% of the total outstanding stock of a publicly-held company, and except for investments in the restaurants listed in Section 6.1(b), held as of the date hereof, directly or indirectly own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any company in the business of preparation and distribution of Chinese food or other food concepts existing during the non-competition period within 100 miles of any restaurant then existing or under consideration by the Company; or

             (ii) employ, or directly or indirectly solicit, or cause the solicitation of, any management level employees of the Company who are in the employ of the Company on the termination date of his employment hereunder for employment by others.

         (b) The Executive expressly agrees and acknowledges that:

             (i) this covenant not to compete is reasonably necessary for the protection of the interests of the Company and is reasonable as to time and geographical area and does not place any unreasonable burden upon him;

             (ii) the general public will not be harmed as a result of enforcement of this covenant not to compete;

             (iii) his personal legal counsel has reviewed this covenant not to compete.

     6.3 Remedies. The Executive expressly acknowledges that the covenant not to compete set forth in Section 6.2 is necessary for the Company's and its affiliates' protection because of the nature and scope of their business and his position with the Company. Further, the Executive acknowledges that, in the event of his breach of his covenant not to compete, money damages will not sufficiently compensate the Company for its injury caused thereby, and he accordingly agrees that in addition to such money damages he may be restrained and enjoined from any continuing breach of the covenant not to compete without any bond or other security being required. The Executive acknowledges that any breach of the covenant not to compete would result in irreparable damage to the Company. The Executive acknowledges that the remedy at law for any breach or threatened breach of Sections 6.1 and 6.2 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief or specific performance. The venue for any litigation to enforce any award in arbitration or for injunctive relief shall be Maricopa County, Arizona.

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7.   MISCELLANEOUS

     7.1 No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

          (a) The Company shall use reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as defined herein and any successor to its business and/or assets which assumes this Agreement by operation of law or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legates or other designee, or if there is no such designee, to his estate.

     7.2 Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after mailing mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

          To the Company:          2201 E. Camelback Road
                                   Phoenix, AZ 85016

          To the Executive:        Paul M. Fleming
                                   c/o Ruth's Chris Steakhouse
                                   2201 E. Camelback Road
                                   Phoenix, AZ 85016

Notices pursuant to Article 4 of this Agreement shall comply with the provisions thereof.

     7.3 Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties hereto.

     7.4 Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.


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     7.5  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If, in any judicial proceedings, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such scope or duration shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

     7.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     7.7  Arbitration and Legal Fees.

          (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Phoenix, Arizona in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding on the parties, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses including, but not limited to, legal fees of such arbitration shall be borne in accordance with the determination of the arbitrators. The amounts, if any, determined by the arbitrators to be owed by either party to the other shall be paid within five (5) days after the decision by the arbitrators is rendered.

          (b) All papers, documents, briefs, written communication, testimony and transcripts, as well as any and all arbitration decisions, shall be confidential and not disclosed to anyone other than the arbitrators, the parties or the parties' attorneys and expert witnesses (where applicable to their testimony) except that upon prior written consent of all parties, such information may be disclosed to additional third parties. All third parties shall agree in writing to keep such information confidential.

     7.8 No Mitigation or Offset. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by pension benefits paid by the Company or another employer after the date of termination or otherwise, except that on the date that the Executive and his dependents are eligible and elect health care coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to the Executive and his dependents, any health care coverage provided by the Company shall terminate.

     7.9 Modification and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such


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other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7.10 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles.

     7.11 Taxes. Any payments provided for hereunder shall be paid net of any applicable withholding or other employment taxes required under federal, state or local law.

     7.12 Survival. The obligations of the Company under Article 5 hereof and the obligations of the Executive under Article 6 hereof shall survive the expiration of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first indicated above.



                                             P.F. CHANG'S CHINA BISTRO, INC.,
                                             a Delaware corporation



                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------

                                             -----------------------------------
                                             PAUL M. FLEMING

                     [P.F. CHANG'S CHINA BISTRO LETTERHEAD]

                               September 2, 1998

Mr. Paul M. Fleming
5959 East Edwards Lane
Paradise Valley, Arizona 85252

Dear Paul:

     The purpose of this letter (this "Agreement") is to set forth a binding agreement between you and P.F. Chang's China Bistro, Inc. (the "Company") with respect to the transition of your employment position with the Company to service as a Company consultant.

     1. Employment Agreement. Your Employment Agreement with the Company dated January 1, 1996 (the "Employment Agreement") will expire in accordance with its terms on December 31, 1998 (the "Expiration Date"). To ensure a smooth transition, and in consideration of your agreement to continue service to the Company as a consultant after the Expiration Date, we agree that beginning July 1, 1998, your time commitment to the Company under your Employment Agreement will be reduced from 85% to 50%. In addition, we agree that beginning July 1, 1998, your base compensation will be reduced from $18,750 per month to $15,000 per month, and your bonus for 1998 (to the extent otherwise earned) will equal 50% of your aggregate base compensation for 1998 (i.e., $101,250, which is equal to six months at $18,750 per month plus six months at $15,000 per month, multiplied by 50%). Your vacation and other fringe benefits will remain as specified in your Employment Agreement, and except as otherwise provided in this Agreement all other terms and conditions of your Employment Agreement will remain in full force and effect until the Expiration Date. Before the Expiration Date, at a time we mutually agree, you will move from the Company's offices to alternate space that accommodates your needs. The Company will provide reasonable assistance in connection with this move, but you agree to bear all rent, utility and other customary office expenses.

     2. Engagement as a Consultant. The Company agrees to retain you as a consultant during the period beginning January 1, 1999 and ending December 31, 2000 (the "Consulting Period"). Your consulting services (the "Services") will consist of: (a) traveling with Rick Federico each quarter to visit existing operations, focusing on operating standards, culinary standards and providing "Market Partner" feedback; (b) independently visiting the Company's restaurants for these same purposes as your schedule reasonably permits; (c) visiting and evaluating the Company's new openings either during role-play or within the first 30 days of business; (d) attending quarterly design meetings to provide feedback, direction and guidance; (e) reviewing and providing input on menu additions, deletions and adjustments and attending

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formal tastings and presentations of new products; (f) assisting with the development of Pei Wei's if the Company chooses to pursue that opportunity;
(g) meeting with Rick Federico and Bert Vivian on a monthly basis to review the Company's overall business strategies; and (h) performing such other services as we mutually agree to from time to time. We anticipate that without your prior consent, your time commitment to the Company under this Agreement will not exceed 80 hours per month. To enable you to perform the Services, the Company will provide you with reasonable advance notice of and work with you to schedule the meetings, tastings, presentations, openings and other events at which your Services will be performed. In performing your Services, you will report to Rick Federico (or the Company's president, if Mr. Federico is not then serving in that capacity).

     3. No Control by the Company. Unless otherwise agreed, you will not be obligated to perform the Services at fixed hours of the day or on particular days of the week, and this Agreement shall not be construed to obligate you to devote any particular number of hours to performing the Services. The Company will not have any right to direct the manner or means by which you provide the Services, or the hours you work, your time off, your vacations or similar matters, so long as you fulfill your responsibilities under Section 2 and elsewhere in this Agreement.

     4. Compensation as a Consultant. For Services rendered by you under this Agreement up to 80 hours per month, the Company will pay you $12,000 per month during 1999 and $8,000 per month during 2000, each case on the 1st day of each month without deduction for payroll or other employment taxes. If you and the Company agree that you will spend more than 80 hours per month rendering Services, your additional time will be compensated at a mutually-agreed rate. The Company will also reimburse all actual, out-of-pocket expenses you reasonably incur in providing Services to the Company upon presentation by you from time to time, but no less often than every 30 days, of a reasonably itemized statement therefor in accordance with the Company's standard expense reimbursement policies. As an "independent contractor," you agree to pay all taxes required to be paid on the compensation payable to you hereunder, and further agree to indemnify and hold harmless the Company for any liability it incurs to taxing authorities if you fail to properly pay your taxes.

     5. Options. You and the Company are parties to an Immediately Exercisable Incentive Stock Option Agreement dated August 2, 1996 (the "Option Agreement"). We agree that the Option Agreement shall remain in full force and effect notwithstanding the expiration of your Employment Agreement, except that at the Expiration Date your options will convert from "Incentive Stock Options" to "Nonstatutory Stock Options" (as defined in the Company's 1996 Stock Option
Plan). More particularly, the Company acknowledges and agrees that your "Service" (as defined in the Option Agreement) for option vesting and all other purposes shall be deemed to continue without interruption throughout the Consulting Period.

     6. Continuation of Restrictive Covenants. Notwithstanding the expiration of your Employment Agreement on the Expiration Date, you acknowledge and agree that the covenants you made in Sections 6.2 and 6.3 of the Employment Agreement will continue, subject to the following modifications which will become effective immediately:

          (a) The Non-Competition Period (as defined in your Employment Agreement) is extended to continue during the Consulting Period and for a period of two years following the end of the Consulting Period; and

          (b) Section 6.2(a)(i) is amended to restrict the scope of the non-competition covenant to cover only "Chinese and Asian foods and Chinese and Asian food concepts."

     7. Service as a Director. The Company agrees to nominate you as a Director each year during the Consulting Period and to recommend to the stockholders that they vote in favor of your election.

     8. Ownership of Property. You agree that all concepts, menu items, marketing plans and other information, materials and intangible properties developed by you in connection with the performance of Services hereunder shall be owned by the Company, and you further agree to execute and deliver such documents or instruments reasonably requested from time to time by the Company to fully vest in the Company ownership of such properties.

     We are pleased that you have agreed to continue your involvement with the Company, and look forward to your continued service. If the foregoing is in accordance with your understanding, please sign and return to me the enclosed copy of this letter.

                                        Sincerely,

                                        P.F. CHANG'S CHINA BISTRO, INC.


                                        /s/ Rick Federico
                                        --------------------------------
                                        Rick Federico, President


I have read the foregoing
Agreement and agree to be
bound by the same.


/s/ Paul M. Fleming
----------------------------
Paul M. Fleming